UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-13337

Date of Report: May 4, 2009

ADVANCED BATTERY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2497491
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

21 West 39th Street, Suite 2A, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

212-391-2752
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition of Assets
Item 3.02	Unregistered Sale of Equity Securities

On May 4, 2009 Cashtech Investment Limited, the wholly-owned subsidiary of Advanced Battery Technologies, acquired ownership of the registered capital of Wuxi Angell Autocycle Co., Ltd.  The registered capital was purchased from Wuxi Baoshiyun Autocycle Co., Ltd. and Bao Jin, who are not affiliated with Advanced Battery Technologies or its subsidiaries.  In exchange for the equity in Wuxi Angell, Cashtech paid US$3,640,000 and 70 million Chinese Renminbi (approx. $10,248,902).  In addition, Advanced Battery Technologies, Inc. issued three million shares of its common stock to the sellers.

Wuxi Angell, founded in 2002, develops and manufactures various types of electric vehicles, including electric bikes, agricultural transport vehicle and electric sports utility vehicles.  Wuxi Angell has been a customer of Advanced Battery Technologies for several years, and has been involved with Advanced Battery Technologies in developing state-of-the-art battery-powered vehicles.

In order to facilitate the purchase of Wuxi Angell, Zhiguo Fu, the Chairman of Advanced Battery Technologies, previously agreed to purchase one million shares of Advanced Battery common stock from Bao Jin, one of the previous owners of Wuxi Angell.  The purchase was completed on May 4, with Mr. Fu paying to Bao Jin the market price for the shares on that date.

Item 9.01	Financial Statements and Exhibits

Financial Statements

Financial Statements of Wuxi Angell Autocycle Co., Ltd. – to be filed by amendment.

Exhibits

10-a
Share Purchase Agreement dated April 2009 among Wuxi Baoshiyun Autocycle Co., Ltd., Bao Jin, Cashtech Investment Limited and Advanced Battery Technologies, Inc. – filed as an exhibit to the Current Report on Form 8-K dated April 28, 2009 and filed on April 30, 2009, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BATTERY TECHNOLOGIES, INC.
Dated: May 4, 2009	By:	/s/ Fu Zhiguo
Fu Zhiguo, Chief Executive Officer